Exhibit 99.1

California Pizza Kitchen Announces $30 Million Share Repurchase Authorization, Expanded Credit Facility

LOS ANGELES—(BUSINESS WIRE)—June 19, 2006—California Pizza Kitchen, Inc. (Nasdaq: CPKI-News) announced today that its Board of Directors has authorized the repurchase of up to $30 million of common stock over the next two years. Such repurchases will be made from time to time in open market transactions and through privately negotiated transactions. Additionally, the repurchase program will operate under parameters established by the Board of Directors and as market conditions permit. The Company had approximately 19.8 million shares outstanding as of the end of its fiscal first quarter on April 2, 2006.

This new program is in addition to the Company’s existing $20 million, two year program announced in August 2004. $5.7 million remains available under this original program as the Company has previously repurchased 528,025 shares of common stock for total consideration of approximately $14.3 million, or an average of $27.13 per share.

The Company also announced that its Board has approved an increase in the Company’s existing credit facility to $75 million. The amended facility will provide an increase in the revolving loan commitment by an additional $55 million through an amendment to the original credit facility obtained in June 2004.

California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain in the premium pizza segment. The company’s full-service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups and sandwiches. Of the chain’s 194 restaurants, 162 are company-owned and 32 operate under franchise or license agreements. There are 25 CPK/ASAP locations, six of which are company-owned and 19 are franchised. Another company-owned concept is LA Food Show Grill & Bar, which currently has one location in Manhattan Beach, California. The company also has a licensing arrangement with Kraft Pizza Company, which manufactures and distributes a line of California Pizza Kitchen premium frozen pizzas. Children who dine at California Pizza Kitchen choose from an extensive menu, recently named “The Best Kids Menu in America” by Restaurant Hospitality Magazine. For more details, visit www.cpk.com.

Contact:

California Pizza Kitchen, Inc.

310-342-5000

Sarah Grover (media)

Sue Collyns (investors)